EXHIBIT 95

MINE SAFETY DISCLOSURE

Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires domestic mine operators to disclose violations and orders issued under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”) by the federal Mine Safety and Health Administration (“MSHA”).  We do not act as the owner of any mines but we may act as a mining operator as defined under the Mine Act where we may be an independent contractor performing services or construction of such mine.  Due to timing and other factors, the data may not agree with the mine data retrieval system maintained by MSHA.

The following table provides information for the 2nd Quarter 2012.

Mine/MSHA Identification # (1)	Mine Act §104 Violations (2)	Mine Act §104(b) Orders (3)	Mine Act §104(d) Citations and Orders (4)	Mine Act §110(b)(2) Violations (5)	Mine Act §107(a) Orders (6)	Proposed Assessments from MSHA (In dollars ($))	Mining Related Fatalities	Mine Act §104(e) Notice (yes/no) (7)	Pending Legal Action before Federal Mine Safety and Health Review Commission (yes/no)

2Q2012
Barrick Cortez	0	0	0	0	0	$-	0	No	No
Gibson South	15	0	5	0	0	$143,184	1*	No	No
Century Slope	0	0	0	0	0	$-	0	No	No
Greenbrier	0	0	0	0	0	$-	0	No	No
White Oak	1	0	0	0	0	Pending	0	No	No
Oaktown Fuels	0	0	0	0	0	$-	0	No	No
Bowie Resources	7	0	0	0	0	Pending	0	No	No
Drummond Coal	0	0	0	0	0	$-	0	No	No
Williamson Energy	0	0	0	0	0	$-	0	No	No

(1)	United States mines.

(2)
The total number of violations received from MSHA under §104 of the Mine Act, which includes citations for health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.

(3)	The total number of orders issued by MSHA under §104(b) of the Mine Act, which represents a failure to abate a citation under §104(a) within the period of time prescribed by MSHA.

(4)	The total number of citations and orders issued by MSHA under §104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.

(5)	The total number of flagrant violations issued by MSHA under §110(b)(2) of the Mine Act.

(6)	The total number of orders issued by MSHA under §107(a) of the Mine Act for situations in which MSHA determined an imminent danger existed.

(7)	A written notice from the MSHA regarding a pattern of violations, or a potential to have such pattern under §104(e) of the Mine Act.

*
The fatality did not occur on the job site, and no safety violations were issued.  The employee was injured on site, but passed away later while recuperating at home.  MSHA stated there was no negligence on the part of the Company.  However, MSHA charged the fatality to the project, based on the local coroner’s preliminary finding that death was linked to the work injury.

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